As filed with the Securities and Exchange Commission on December 12, 2005
Registration No. 333-127823

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 5
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
DIRECTED ELECTRONICS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Florida	3651	65-0964171

(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
1 Viper Way
Vista, California 92081
(760) 598-6200

(Address, Including Zip Code, and Telephone Number, Including Area Code,
of Registrant’s Principal Executive Offices)
James E. Minarik
President and Chief Executive Officer
Directed Electronics, Inc.
1 Viper Way
Vista, California 92081
(760) 598-6200

(Name, Address Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)
Copies to:

Bruce E. Macdonough, Esq.	Mark A. Stegemoeller, Esq.
Brian H. Blaney, Esq.	Andrew S. Greenhalgh, Esq.
Greenberg Traurig, LLP	Latham & Watkins LLP
2375 East Camelback Road, Suite 700	633 West Fifth Street, Suite 4000
Phoenix, Arizona 85016	Los Angeles, California 90071-2007
(602) 445-8000	(213) 485-1234

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

EXPLANATORY NOTE
       The sole purpose of this Amendment No. 5 is to file Exhibit Nos. 1, 4.2, 10.14, 10.15, 10.16, and 10.17 to the Registration Statement. Accordingly, this Amendment No. 5 consists only of the facing page, this explanatory note, and Part II of the Registration Statement. The Prospectus is unchanged and has therefore been omitted.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.
       The following table sets forth the expenses in connection with the offering described in the Registration Statement. All such expenses are estimates except for the SEC registration fee, the NASD filing fee, and the Nasdaq National Market listing fee. These expenses will be borne by the Registrant.

SEC registration fee	$26,483
NASD filing fee	23,000
Blue Sky fees and expenses	10,000
Nasdaq National Market listing fee	100,000
Transfer agent and registrar fees	5,000
Accountants’ fees and expenses	2,200,000
Legal fees and expenses	750,000
Printing and engraving expenses	600,000
Miscellaneous fees	285,517

Total	$4,000,000

Item 14.	Indemnification of Directors and Officers.
       Section 607.0850 of the Florida Business Corporation Act, or FBCA, permits, in general, a Florida corporation to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation) by reason of the fact that he or she is or was a director or officer of the corporation, or served another entity in any capacity at the request of the corporation, against liability incurred in connection with such proceeding, including the estimated expenses of litigating the proceeding to conclusion and the expenses actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, in criminal actions or proceedings, additionally had no reasonable cause to believe that his or her conduct was unlawful. Section 607.0850(6) of the FBCA permits the corporation to pay such costs or expenses in advance of a final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if he or she is ultimately found not to be entitled to indemnification under the FBCA. Section 607.0850 of the FBCA provides that the indemnification and advancement of expense provisions contained in the FBCA shall not be deemed exclusive of any rights to which a director or officer seeking indemnification or advancement of expenses may be entitled.
       Our articles of incorporation and bylaws provide, in general, that we shall indemnify, to the fullest extent permitted by law, any and all persons whom we shall have the power to indemnify under those provisions from and against any and all of the expenses, liabilities, or other matters referred to in or covered by those provisions. Our articles of incorporation and bylaws also provide that the indemnification provided for therein shall not be deemed exclusive of any other rights to which those indemnified may be entitled as a matter of law or which they may be lawfully granted.
       In connection with this offering, we are entering into indemnification agreements with each of our current directors and executive officers to give these directors and officers additional contractual assurances regarding the scope of the indemnification set forth in our articles of incorporation and bylaws and to provide additional procedural protections. We expect to enter into a similar agreement with any new directors or executive officers.

       We are in the process of obtaining directors’ and officers’ liability insurance with $20.0 million of coverage.

Item 15.	Recent Sales of Unregistered Securities.
       During the three years preceding the filing of this registration statement, we sold the following securities which were not registered under the Securities Act of 1933, as amended:
       In May 2002, we issued an aggregate of $6,667 of convertible promissory notes to two of our employees in consideration for services rendered to our company. We issued these promissory notes to our employees in reliance upon Section 4(2) of the Securities Act of 1933 as a transaction by an issuer not involving a public offering. Each employee had adequate access to information about our company through their relationship with our company or through information provided to them.
       From December 2002 through March 2004, we issued an aggregate of 90,032 shares of our common stock to an aggregate of 13 of our employees in exchange for aggregate consideration of $413,005, of which $213,500 was in the form of promissory notes. We issued these shares of common stock to our employees in reliance upon Section 4(2) of the Securities Act of 1933 as a transaction by an issuer not involving a public offering. Each employee had adequate access to information about our company through their relationship with our company or through information provided to them.
       In June 2004, in connection with our recapitalization, we issued 4,260,753 shares of our common stock to an aggregate of 31 existing shareholders upon the conversion of $9,238,000 in aggregate principal amount of convertible promissory notes held by those shareholders plus $3,791,875 in interest. In addition, we issued 369,659 shares of our common stock to an aggregate of six entities that acted as lenders and, in certain instances, investors in connection with our recapitalization upon conversion of $800,000 in aggregate principal amount of convertible promissory notes held by those entities plus $330,463 in interest. We issued the shares of common stock to the noteholders in reliance upon Section 3(a)(9) of the Securities Act of 1933 as an exchange by an issuer with its existing security holders exclusively where no commission or other remuneration was paid or given directly or indirectly for soliciting the exchange.
       In September 2004, we sold an aggregate of 1,160,650 shares of common stock to four investment funds affiliated with Trivest Partners, L.P. for $6,000,000 in cash. We issued these shares of common stock in reliance upon Section 4(2) of the Securities Act of 1933 as a transaction by an issuer not involving a public offering. The entities that received the shares of common stock in this issuance were accredited investors as defined in Rule 501(a) under Regulation D of the Securities Act of 1933.
       From February 2005 through July 2005, we sold an aggregate of 50,290 shares of common stock to eight of our existing employees for aggregate consideration of $260,000, of which $155,000 was in the form of promissory notes. We issued these shares of common stock to our employees in reliance upon Section 4(2) of the Securities Act of 1933 as a transaction by an issuer not involving a public offering. Each employee had adequate access to information about our company through their relationship with our company or through information provided to them.
       Effective December 1, 2005, we entered into sale bonus cancellation agreements with 20 key employees, including executive officers, providing for certain cash payments and the delivery of certain restricted stock units. The amount of cash and number of restricted stock units will depend on the price to the public in the offering contemplated by this registration statement. In consideration of our agreement to make such payments and deliveries, the employees agreed to the cancellation of certain sale bonus agreements. We entered into the sale bonus cancellation agreements, and thereby agreed to the delivery of restricted stock units, in reliance upon Rule 701 promulgated under the Securities Act of 1933.
       We did not pay or give, directly or indirectly, any commission or other remuneration, including underwriting discounts or commissions, in connection with any of the issuances of securities listed above. In addition, each of the share certificates issued in the transactions listed above bears a restrictive legend permitting the transfer thereof only in compliance with applicable securities laws. The recipients of securities in each of the transactions listed above represented to us their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof. All recipients had adequate access, through their employment or other relationship with our company or through other access to information provided by our company, to information about our company.

Item 16.	Exhibits and Financial Statement Schedules.
       (a) Exhibits

Exhibit
Number		Exhibit

1		Form of Underwriting Agreement
**3	.1	Second Amended and Restated Articles of Incorporation of the Registrant
**3	.2	Amended and Restated Bylaws of the Registrant
**4	.1	Form of Common Stock Certificate
4.2		Amended and Restated Registration Rights Agreement
**5		Opinion of Greenberg Traurig, LLP
**10	.1	Form of Deferred Compensation/Salary Continuation Agreement
**10	.2	Form of Change In Control Severance Agreements
**10	.3	Amended and Restated Employment Agreement by and between the Registrant and James E. Minarik, dated as of January 1, 2004
**10	.4	Sale Bonus Agreement by and between the Registrant and James E. Minarik, dated as of December 7, 2004
**10	.5	Form of Key Employee Sale Bonus Agreement
**10	.6	Associate Equity Gain Program
**10	.7	Credit Agreement by and among the Registrant; the Lenders (as defined therein); and Wachovia Bank, National Association, as Administrative Agent, dated as of June 17, 2004
**10	.8	First Amendment to Credit Agreement by and among the Registrant; the Lenders (as defined therein); and Wachovia Bank, National Association, as Administrative Agent, dated as of September 17, 2004
**10	.9	Second Amendment to Credit Agreement by and among the Registrant; the Lenders (as defined therein); and Wachovia Bank, National Association, as Administrative Agent, dated as of February 4, 2005
**10	.10	Note Purchase Agreement by and among the Registrant; DEI Headquarters, Inc.; DEI Sales, Inc. (formerly Directed Electronics, Inc.); the Purchasers (as defined therein); and American Capital Financial Services, Inc., as Agent, dated as of June 17, 2004
**10	.11	First Amendment to Note Purchase Agreement by and among the Registrant; DEI Headquarters, Inc.; DEI Sales, Inc. (formerly Directed Electronics, Inc.); the Purchasers (as defined therein); and American Capital Financial Services, Inc., as Agent, dated as of September 17, 2004
**10	.12	Industrial/Commercial Lease Agreement Multi Tenant — Net by and between the Registrant and Greene Properties, Inc., dated as of July 14, 2003
**10	.13	First Amendment to Industrial/Commercial Lease Agreement Multi Tenant — Net by and between the Registrant and Green Properties, Inc., dated as of September 8, 2004
10	.14†	Purchase Agreement by and between the Registrant and Nutek Corporation, dated as of December 26, 2001
10	.15†	Manufacturing and Distribution Agreement by and between the Registrant and SIRIUS Satellite Radio, Inc., dated as of April 1, 2005
10	.16†	Vendor Agreement by and between the Registrant and Best Buy Co., Inc., dated as of April 11, 2001

Exhibit
Number		Exhibit

10	.17†	Letter Agreement by and between the Registrant and Circuit City Stores, Inc., dated as of January 27, 2005
**10	.18	Third Amendment to Credit Agreement by and among the Registrant; the Lenders (as defined therein); and Wachovia Bank, National Association, as Administrative Agent, dated as of September 21, 2005
**10	.19	2005 Incentive Compensation Plan
**10	.20	Form of Key Employee Sale Bonus Cancellation Agreement
**10	.21	Sale Bonus Cancellation Agreement by and between the Registrant and James E. Minarik, dated as of December 1, 2005
**10	.22	Form of Indemnification Agreement
**10	.23	Advisory Agreement by and between the Registrant and Trivest Partners, L.P., dated as of December 1, 2005
**16		Letter of Ernst & Young LLP to the Securities and Exchange Commission dated August 24, 2005
**21		List of Subsidiaries
**23	.1	Consent of PricewaterhouseCoopers LLP
**23	.2	Consent of Ernst & Young LLP
**23	.3	Consent of Greenberg Traurig, LLP (included in Exhibit 5)
**24		Power of Attorney (included on Signature Page of Registration Statement)

**	Previously filed.

†	Certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.
       (b) Financial Statement Schedules
       The registrant has not provided any financial statement schedules because the information called for is not required or is shown either in the financial statements or the notes thereto.

Item 17.	Undertakings.
       The undersigned registrant hereby undertakes to provide to the underwriter, at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.
       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

       The undersigned registrant hereby undertakes that:
       (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
       (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
       Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment no. 5 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Vista, state of California, on December 12, 2005.

DIRECTED ELECTRONICS, INC.

By:	/s/ James E. Minarik

James E. Minarik
President and Chief Executive Officer
       Pursuant to the requirements of the Securities Act of 1933, this amendment no. 5 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James E. Minarik James E. Minarik	President, Chief Executive Officer, and Director (Principal Executive Officer)	December 12, 2005

/s/ John D. Morberg John D. Morberg	Vice President—Finance and Chief Financial Officer (Principal Accounting and Financial Officer)	December 12, 2005

/s/ Troy D. Templeton* Troy D. Templeton	Chairman of the Board	December 12, 2005

/s/ Earl W. Powell* Earl W. Powell	Director	December 12, 2005

/s/ Jon E. Elias* Jon E. Elias	Director	December 12, 2005

/s/ Darrell E. Issa* Darrell E. Issa	Director	December 12, 2005

/s/ Andrew D. Robertson* Andrew D. Robertson	Director	December 12, 2005

/s/ Victor J. Orler* Victor J. Orler	Director	December 12, 2005

/s/ S. James Spierer* S. James Spierer	Director	December 12, 2005

/s/ Kevin B. McColgan* Kevin B. McColgan	Director	December 12, 2005

Signature	Title	Date

/s/ Edmond S. Thomas* Edmond S. Thomas	Director	December 12, 2005

*By: /s/ John D. Morberg John D. Morberg Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number		Exhibit

1		Form of Underwriting Agreement
**3	.1	Second Amended and Restated Articles of Incorporation of the Registrant
**3	.2	Amended and Restated Bylaws of the Registrant
**4	.1	Form of Common Stock Certificate
4.2		Amended and Restated Registration Rights Agreement
**5		Opinion of Greenberg Traurig, LLP
**10	.1	Form of Deferred Compensation/Salary Continuation Agreement
**10	.2	Form of Change In Control Severance Agreements
**10	.3	Amended and Restated Employment Agreement by and between the Registrant and James E. Minarik, dated as of January 1, 2004
**10	.4	Sale Bonus Agreement by and between the Registrant and James E. Minarik, dated as of December 7, 2004
**10	.5	Form of Key Employee Sale Bonus Agreement
**10	.6	Associate Equity Gain Program
**10	.7	Credit Agreement by and among the Registrant; the Lenders (as defined therein); and Wachovia Bank, National Association, as Administrative Agent, dated as of June 17, 2004
**10	.8	First Amendment to Credit Agreement by and among the Registrant; the Lenders (as defined therein); and Wachovia Bank, National Association, as Administrative Agent, dated as of September 17, 2004
**10	.9	Second Amendment to Credit Agreement by and among the Registrant; the Lenders (as defined therein); and Wachovia Bank, National Association, as Administrative Agent, dated as of February 4, 2005
**10	.10	Note Purchase Agreement by and among the Registrant; DEI Headquarters, Inc.; DEI Sales Inc. (formerly Directed Electronics, Inc.); the Purchasers (as defined therein); and American Capital Financial Services, Inc., as Agent, dated as of June 17, 2004
**10	.11	First Amendment to Note Purchase Agreement by and among the Registrant; DEI Headquarters, Inc. DEI Sales Inc.; (formerly Directed Electronics, Inc.); the Purchasers (as defined therein); and American Capital Financial Services, Inc., as Agent, dated as of September 17, 2004
**10	.12	Industrial/Commercial Lease Agreement Multi Tenant — Net by and between the Registrant and Greene Properties, Inc., dated as of July 14, 2003
**10	.13	First Amendment to Industrial/Commercial Lease Agreement Multi Tenant — Net by and between the Registrant and Greene Properties, Inc., dated as of September 8, 2004
10	.14†	Purchase Agreement by and between the Registrant and Nutek Corporation, dated as of December 26, 2001
10	.15†	Manufacturing and Distribution Agreement by and between the Registrant and SIRIUS Satellite Radio, Inc., dated as of April 1, 2005
10	.16†	Vendor Agreement by and between the Registrant and Best Buy Co., Inc., dated as of April 11, 2001
10	.17†	Letter Agreement by and between the Registrant and Circuit City Stores, Inc., dated as of January 27, 2005
**10	.18	Third Amendment to Credit Agreement by and among the Registrant; the Lenders (as defined therein); and Wachovia Bank, National Association, as Administrative Agent, dated as of September 21, 2005
**10	.19	2005 Incentive Compensation Plan
**10	.20	Form of Key Employee Sale Bonus Cancellation Agreement
**10	.21	Sale Bonus Cancellation Agreement by and between the Registrant and James E. Minarik, dated as of December 1, 2005
**10	.22	Form of Indemnification Agreement

Exhibit
Number		Exhibit

**10	.23	Advisory Agreement by and between the Registrant and Trivest Partners, L.P., dated as of December 1, 2005
**16		Letter of Ernst & Young LLP to the Securities and Exchange Commission dated August 24, 2005
**21		List of Subsidiaries
**23	.1	Consent of PricewaterhouseCoopers LLP
**23	.2	Consent of Ernst & Young LLP
**23	.3	Consent of Greenberg Traurig, LLP (included in Exhibit 5)
**24		Power of Attorney (included on Signature Page of Registration Statement)

**	Previously filed.

†	Certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.